EXHIBIT (a)(1)(E)

Offer To Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
and all Outstanding Shares of Series B Convertible Preferred Stock
of
Arkona, Inc.
Pursuant to the Offer to Purchase
Dated May 1, 2007
by
DA Acquisition Corp.
a wholly-owned subsidiary of
DealerTrack Holdings, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, MAY 29, 2007, UNLESS THE OFFER IS EXTENDED. SECURITIES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

May 1, 2007

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated May 1, 2007, and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”) in connection with the offer by DealerTrack Holdings, Inc., a Delaware corporation (“DealerTrack”) and DA Acquisition Corp., a Delaware corporation (the “Purchaser”) and wholly-owned subsidiary of DealerTrack, to purchase all outstanding shares of Common Stock (the “Common Shares”), of Arkona Inc., a Delaware corporation (“Arkona”) for $1.38 in cash, without interest, subject to the terms and conditions set forth in the Offer and to purchase all outstanding shares of Series B Convertible Preferred Stock of Arkona (the “Series B Preferred Shares” and together with the Common Shares the “Shares” or “Arkona Shares”) for $6.90 in cash, without interest, subject to the terms and conditions set forth in the Offer. We are the holder of record (directly or indirectly) of Arkona Shares held for your account. A tender of such Arkona Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Arkona Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Arkona Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Please note that the Offer is subject to certain conditions described in Section 14 of the Offer to Purchase.

If you wish to have us tender any or all of your Arkona Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Arkona Shares, all such Arkona Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BY THE EXPIRATION OF THE OFFER.

The Offer is made solely by means of the Offer to Purchase, the Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Arkona Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Georgeson Securities Corporation, as Dealer Manager for the Offer, or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Payment of cash for Arkona Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Computershare (the “Depositary”) of (a) certificates representing the Arkona Shares tendered or timely confirmation of the book-entry transfer of such Arkona Shares into the account maintained by the Depositary at The Depositary Trust Company (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in the Offer to Purchase under the caption “The Tender Offer — Procedure for Tendering Shares,” (b) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Arkona Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

Instructions with Respect to the
Offer to Purchase
Each Outstanding Share of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
and Each Outstanding Share of Series B Convertible Preferred Stock
of
Arkona, Inc.
for $1.38 net per share for each share of Common Stock
and $6.90 net per share for each share of Series B Convertible Preferred Stock by
DA Acquisition Corp., a wholly owned subsidiary of
DealerTrack Holdings, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 1, 2007 and the related Letter of Transmittal, in connection with the offer by DA Acquisition Corp., a wholly-owned subsidiary of DealerTrack Holdings, Inc., to purchase for $1.38 each outstanding share of Common Stock of Arkona together with the associated preferred stock purchase rights and to purchase for $6.90 each outstanding share of Series B Preferred Stock of Arkona.

This will instruct you to tender the number of Arkona Shares indicated below (or if no number is indicated below, all Arkona Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Account Number:

Number and Class of Arkona Shares* to be Tendered:

*	Unless otherwise indicated, it will be assumed that all Arkona Shares held by us for your account are to be tendered.

Signature(s):

Please Type or Print Name(s)

Please Type or Print Address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

Dated: _ _

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE DEPOSITARY, INFORMATION AGENT, THE PURCHASER OR DEALERTRACK.